Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                 We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of China Lithium Technologies, Inc. of our report dated August 31, 2010 relating to the consolidated balance sheets of China Lithium Technologies, Inc. and subsidiaries. as of June 30, 2010 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended June 30, 2010 and 2009, included in their Annual Report (Form 10-K) for the year ended June 30, 2010, filed with the Securities and Exchange Commission.

                 We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ P.C.LIU, CPA, P.C.
New York, NY, 10019

October 7, 2010